Exhibit 99.1

PRESS RELEASE

INX Provides Business Update and Comments On Status Of Restatement

HOUSTON--(BUSINESS WIRE)--INX Inc. (NASDAQ: INXI) (the “Company”; or “INX”) today provided an update on recent business trends and commented on the planned restatement of previously filed financial statements.

The Company has been in the process of evaluating and quantifying the effect of errors in its previously issued financial statements related to accounting for revenue recognition. On June 21, 2010 the Company announced its intention to restate certain previously issued financial statements to correct these errors.

BUSINESS UPDATE:

Since the Company is unable to provide operating results for the quarter ended June 30, 2010 until the prior period financial statements are completed and restated, in an effort to provide investors with as much meaningful information as is possible at this time, the Company is providing the information below.  The information provided herein is limited to that which the Company does not expect to be impacted by the changes related to revenue recognition.  Note that contract/order “bookings” and “billings” as used in the following paragraphs represent customer orders and invoices for products and services which is not the same as “revenue” determined in accordance with Generally Accepted Accounting Principles.

For the Company's second quarter ended June 30, 2010 (unaudited):

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Customer product sales "bookings" (receipt of new orders and contracts from customers for product sales) provides an indication of the near-term trend in customer demand and business activity.  Product bookings increased by approximately 17% sequentially compared to the first quarter ended June 30, 2010, and increased by approximately 52% compared to the comparable prior year quarter.

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Customer product sales "billings", (invoicing of product shipments to customers, net of sales taxes) also provides an indication of near-term customer demand as well as an indication of product availability from our suppliers.  Product billings increased by approximately 27% on a sequential basis compared to the first quarter, and increased by approximately 52% compared to the prior year period.

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Customer billings for services (invoicing of professional services and managed services to customers, net of sales taxes), also provides an indication of business activity, but some services projects and contracts are of a longer-term nature so services are not as good an indication of near term customer demand as is product sales bookings, but does provide an indication of the general level of business activity for the Company's services offerings.  Services billings increased by approximately 21% compared to the first quarter, but decreased by approximately 35% compared to comparable prior year period, which year-over-year decrease primarily relates to the previously disclosed loss of the services contract supporting the U.S. Army in Iraq that ended in approximately October 2009.

As of June 30, 2010 (unaudited):

•	Cash and cash equivalents is expected to be approximately $8.7 million, compared to approximately $11.1 million at March 31, 2010 and approximately $13.2 million at December 31, 2009.
•	Short-term debt is expected to be approximately $197,000, compared to approximately $202,000 at March 31, 2010 and approximately $209,000 at December 31, 2009.
•	Long-term debt is expected to be approximately $125,000, compared to approximately $171,000 at March 31, 2010 and approximately $222,000 at December 31, 2009.

The decrease in cash at June 30, 2010 compared to March 31, 2010 was primarily related to increased aging of accounts receivable.  Subsequent improvement in the aging of accounts receivables resulted in cash increasing to approximately $15.4 million as of the end of last week, with no material change in debt compared to June 30, 2010.

Commenting on the trends in the Company's business, Mr. Long said "General business conditions and customer demand improved further in the second quarter compared to the first quarter, as well as compared to the comparable prior year quarter.  Based upon billings to customers, all three categories of revenue; including products, professional services and managed services, improved for the second quarter compared to the first quarter.  Total contract bookings and billings for the second quarter were each at record levels for any quarter in the Company's history.  We currently expect third quarter product order bookings will be in a range of approximately minus 1% to minus 6% compared to the second quarter, which would represent a year-over-year increase of approximately 18 to 23%.  Our sales and operations teams have done an outstanding job in continuing to drive business and take care of our customers in an environment where customer demand has continued to improve for the technology solutions that we provide."

STATUS OF THE AUDIT AND RESTATEMENT

Commenting on the status of the previously disclosed accounting issues, and the status of the audit and restatement of previous financial statements, Mr. Long said "The accounting issues we have been working to resolve for the past five months have been a very time consuming and costly endeavor.  It is now apparent that the project is going to take longer than we previously anticipated.  We are currently attempting to estimate the length of time required to complete the project so we can provide an update.  We hope to be able to communicate a more comprehensive timing update in the next few weeks."

SAFE HARBOR STATEMENT:

The statements contained in this document that are not statements of historical fact including but not limited to, statements identified by the use of terms such as “anticipate,” “appear,” “believe,” “could,” “estimate,” “expect,” “hope,” “indicate,” “intend,” “likely,” “may,” “might,” “plan,” “pointing towards,” “potential,” “project,” “seek,” “should,” “will,” “would,” and other variations or negative expressions of these terms, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations and are subject to a number of risks and uncertainties. The financial information contained in this press release is preliminary and subject to change until the Company files its Annual Report on Form 10-K for the year ended December 31, 2009 and its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2010 and June 30, 2010 with the Securities and Exchange Commission.  All numbers set forth in this press release are unaudited.

Actual results could differ materially from the forward-looking statements contained herein due to numerous factors, including:

•	Events that occur or adjustments made after the date of this announcement.
•	Market and economic conditions, including capital expenditures by enterprises for network, telephone communications and data center systems products and services.
•	Unexpected customer contract cancellations.
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Currently unforeseen events that cause further delays in the Company's ability to publish its financial results within the time period indicated herein, or provide an estimate of the time required to publish its financial results.

•	Credit and financial market conditions that could impact customers' ability to finance purchases.
•	Catastrophic events.

Recipients of this document are cautioned to consider these risks and uncertainties and to not place undue reliance on these forward-looking statements. All information in this press release is as of the date of this press release, and the Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto, or any change in events, conditions or circumstances upon which any statement is based.

ABOUT INX INC.:

INX Inc. (NASDAQ: INXI) is a leading U.S. provider of IP communications and data center solutions for enterprise organizations. INX offers a suite of advanced technology solutions focused around the entire lifecycle of enterprise IP network communications and data center infrastructure. Services are centered on the design, implementation and support of network infrastructure, including routing and switching, wireless, security, unified communications, and data center solutions such as storage and server virtualization. Customers include enterprise organizations such as corporations, as well as federal, state and local governmental agencies. Additional information about INX can be found on the Web at www.INXI.com.

CONTACT:

INX Inc.
Chief Financial Officer
Brian Fontana, 713-795-2000
Brian.Fontana@inxi.com